Exhibit 23.02

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of our audit letter dated January 6, 2023, with respect to our audit of EQT Corporation's estimates of proved reserves and future revenue, as of December 31, 2022 (our Audit Letter), as an exhibit to, and reference of our firm in, the Annual Report on Form 10-K for the year ended December 31, 2022, of EQT Corporation, and to the incorporation of our Audit Letter and our firm by reference into EQT Corporation’s effective registration statements under the Securities Act of 1933, as amended. We have no interest in EQT Corporation or in any of its affiliates. We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any of its affiliates, as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:     /s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas
February 16, 2023